Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Kayne Anderson Energy Infrastructure Fund, Inc. of our report dated January 28, 2021, relating to the financial statements and financial highlights, which appears in Kayne Anderson Energy Infrastructure Fund, Inc.’s Annual Report on Form N-CSR for the year ended November 30, 2020. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

October 22, 2021